Exhibit 99.1

Moelis Appoints Dr. Louise Mirrer as an Independent Member to its Board of Directors

New York, September 17, 2024 – Moelis (NYSE: MC), a leading global independent investment bank, today announced the appointment of Dr. Louise Mirrer to its Board of Directors, effective September 17, 2024.

Dr. Mirrer brings over four decades of experience in academia and the non-profit sector, including more than 20 years of executive leadership. Since 2004, she has been leading the mission and operations of the New York Historical Society as its President and CEO. Under her leadership, Dr. Mirrer has significantly enhanced the New York Historical Society’s position as a leading cultural and educational institution. She oversaw the organization’s $100 million capital campaign, increased the institution’s annual visitorship to nearly half a million, and launched numerous groundbreaking exhibitions.

Dr. Mirrer previously held senior leadership roles at City University and the University of Minnesota. She has also served as a professor at several prestigious institutions including Fordham University and UCLA, earning numerous academic awards and honors throughout her distinguished career.

Ken Moelis, Chairman and CEO of Moelis & Company commented: “We are pleased to welcome Louise to our Board of Directors. Her impressive track record of leadership in the non-profit sector and academia, along with her proven success in driving institutional growth, will bring a unique and valuable perspective to our Board.”

Dr. Mirrer will join Moelis’s Board as the fourth Independent Director alongside John Allison, Kenneth Shropshire, and Laila Worrell.

In addition to her professional achievements, Dr. Mirrer holds a double Ph.D. from Stanford, a graduate Diploma from Cambridge, and a BA magna cum laude from the University of Pennsylvania. She is also an Honorary Fellow of Wolfson College, Cambridge, and a member of the Council on Foreign Relations.

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About Moelis & Company

Moelis & Company (“Moelis”) is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 23 locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.